EXHIBIT 10.3

HOME FEDERAL BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 27th day of March, 2013, contemporaneously with the Change-in-Control Agreement, by and between HOME FEDERAL BANK, a federally chartered savings bank (hereinafter referred to as the “Bank”), P. O. Box 5000, Sioux Falls, South Dakota 57117-5000, the operating subsidiary of HF Financial Corp. (the “Holding Company”) and Brent R. Olthoff (the “Employee”).

RECITALS

A.                                    The Board of Directors of the Bank desires to employ the Employee, and the Employee desires to be employed, as Senior Vice President / Chief Financial Officer and Treasurer of the Bank under the terms and conditions set forth herein.

B.                                    The Board of Directors of the Bank recognizes the important service that the Employee will provide for the Bank.

C.                                    The Board of Directors of the Bank hereby provides the Employee timely notice of non-extension and termination of the Employee’s Restated Employment Agreement dated December 31, 2008, and thus corresponding termination of the Employee’s Restated Change in Control Agreement dated December 31, 2008.

D.                                    The Board of Directors of the Bank has approved and authorized the execution of this Employment Agreement with the Employee.

E.                                     The Board of Directors of the Bank has approved and authorized the execution of a Change-in-Control Agreement with the Employee on a contemporaneous basis with this Agreement.

F.                                      The Board of Directors of the Bank and of the Holding Company have authorized the Chairman of the Bank’s Board of Directors to finalize and sign this Agreement with the Employee.

COVENANTS

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and further contained in the Change-in-Control Agreement between the parties executed contemporaneously herewith, the parties agree as follows:

1.                                      Term

This Agreement shall be effective and commence on March 31, 2013, and shall continue in effect through June 30, 2014. It may be renewed for not less than one year by mutual agreement of the parties, no later than ninety (90) days prior to the end of the existing term. Except as otherwise provided in the Change-in-Control Agreement, the Employee’s Change-in-Control Agreement shall terminate when this Agreement terminates.

2.                                      Employment and Duties

The Employee is hereby employed as Senior Vice President / Chief Financial Officer and Treasurer of the Bank and shall have all such authority, powers, duties, and responsibilities as may be given to the Employee from time to time by the Bank’s Chief Executive Officer. The Employee shall devote substantially all of the Employee’s working time and efforts to the affairs of the Bank and will at all times faithfully, industriously, loyally, and to the best of the Employee’s ability, experience, and talents, perform all of the lawful duties that may be required of and from Employee pursuant to the terms of this Agreement.  Exhibit A to this Agreement provides a list of those material outside positions, investments, and activities presently engaged in by the Employee.  The Employee’s ongoing participation in these outside interests is permitted so long as such interests individually or in the aggregate do not conflict or interfere with the performance of the Employee’s duties, violate any applicable laws or regulations, or involve activities contrary to the best interests of the Bank.  The Employee’s participation in any other material outside interests, including without limitation service on any outside Board of Directors, is subject to prior approval by the Chief Executive Officer in consultation with the Chairman of the Bank’s Board of Directors.

3.                                      Compensation

(a)                                 The Bank shall pay the Employee a base salary at a rate of no less than One Hundred and Seventy-One Thousand and No/100 Dollars ($171,000.00) per year during the term of this Agreement upon the same frequency and on the same basis that that Bank normally makes salary payments to other employee personnel. Appropriate adjustments to the Employee’s base salary will be made at the Bank’s discretion giving consideration to the value of the Employee’s services and to comparable adjustments to salaries paid to other executive employees of the Bank.

(b)                                 The Employee shall participate in the same manner as other similarly-situated executives in the Bank’s executive incentive plans.

(c)                                  Employee shall be eligible for grants of equity-based compensation under the terms of any stock option and incentive plan of the Holding Company and any successor plan thereto, as such grants are determined in the discretion of the Holding Company’s Board or its designated committee.

(d)                                 The Bank may terminate the Employee’s right to the unpaid or unvested incentive compensation under Sections 3(b) and 3(c), and may require reimbursement to the Bank and the Holding Company by the Employee of any incentive compensation previously paid or vested within the prior 12-month period pursuant to the applicable incentive compensation plan, in the event:  (i) of a willful or reckless breach by the Employee of Employee’s obligations under Sections 6 to 8 of this Agreement; (ii) of the Employee’s misconduct constituting Cause under Section 5(a) of this Agreement; or (iii) the Employee is obligated to disgorge to or reimburse the Bank or the Holding Company for such compensation paid or payable to the Employee by reason of application of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law or regulation requiring recapture, reimbursement or disgorgement of incentive-based pay.  In the event the Employee fails to make prompt reimbursement of any such incentive compensation previously paid, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from the Employee’s compensation otherwise due under this Agreement.

4.                                      Benefits

The Bank shall during the term of this Agreement provide the Employee, in addition to the base salary, all benefits made available to other executive officers of the Bank as described in the Bank’s benefit plan(s) and policies including, but not limited to, group term life insurance, group medical, dental and disability coverage, Personal Time Off (PTO), and retirement.  Such benefits are subject to the terms of the applicable benefit plan or policy.  The Bank reserves the right to modify or discontinue any of these benefits on a company-wide basis.

5.                                      Termination

(a)                                 Termination for Cause. The Bank shall have the right to immediately discharge the Employee for Cause. Cause shall include:

(i)            Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order;

(ii)                                  Intentional failure to perform the Employee’s stated duties;

(iii)          Action or inaction which adversely impacts the Bank’s safety, soundness, security, assets, customers or employees;

(iv)                              Personal dishonesty;

(v)                                 Incompetence;

(vi)                              Breach of fiduciary duty involving personal profit;

(vii)                           Falsification of records or other misrepresentation related to the business or affairs of the Bank;

(viii)                        Failure to comply with the rules, regulations or policies of the Bank;

(ix)          Engaging in personal conduct which, when considering the Employee’s position with the Bank, would materially detract from its business reputation or goodwill in the community served;

(x)                                 Material breach of any provision of this Agreement;

(xi)                              Willful misconduct;

(xii)                           Insubordinate failure to work cooperatively with the Chief Executive Officer of the Bank or the Holding Company, including without limitation failure to follow the Chief Executive Officer’s lawful directions;

(xiii)        Criminal conviction of a felony or a gross misdemeanor involving the property or personnel of the Bank; and

(xiv)                       Fraud, misappropriation, embezzlement, or theft by the Employee or intentional damage to the property or business of the Bank by the Employee.

Nothing in this provision shall prevent the Bank from putting the Employee on a paid or unpaid administrative leave during the pendency of criminal charges against the Employee, during an investigation (internal or otherwise) into any suspected misconduct or illegal conduct of the Employee, or for any other reason deemed appropriate in the reasonable discretion of the Chief Executive Officer of the Bank. Nothing in this provision shall prohibit the Bank from reasonably disciplining the Employee, including reassignment to another position, for wrongdoing or misconduct in a manner that does not result in termination.

(b)                                 Termination Without Cause. The Employee’s employment under this Agreement may be terminated without Cause by either the Bank or Employee at any time upon sixty (60) days written notice to either the Employee or the Chief Executive Officer as applicable.  The Bank may relieve the Employee of any or all of Employee’s duties during this notice period.  The Bank reserves the right to accelerate the Employee’s termination date by paying the Employee prorated base salary, less applicable withholdings, in lieu of all or any applicable portion of this notice period.

(c)                                  Absenteeism. If the Employee is absent from work in partial-day or full-day increments for any reason, including but not limited to illness or injury, for a period of time or in a manner that materially affects the functioning of the Bank, the Employee’s department, the Employee’s direct or indirect reports, or the Employee’s work obligations, the Bank may, in its reasonable discretion, terminate the Employee’s employment with the Bank without prior notice. Nothing in this absenteeism provision shall relieve the Bank from fulfilling any duties it may have under the Americans with Disabilities Act, any applicable State Human Rights Act, the Family and Medical Leave Act, or any other applicable law or regulation nor shall it preclude the Employee from receiving benefits to which the Employee may be entitled under any disability plan or agreement sponsored by the Bank.

(d)                                 Death. The Employee’s employment hereunder shall terminate automatically upon the Employee’s death.

(e)                                  Board and Officer Positions. Upon the voluntary or involuntary termination of the Employee’s employment for any reason, the Employee will be deemed to have resigned from all director and officer positions Employee may then hold with the Bank, the Holding Company, and any related or affiliated entity.

(f)                                   Severance Terms. Upon termination of the Employee’s employment under this Section 5, the Employee shall forfeit all rights to future compensation under Section 3; provided, however, that if employment is terminated as a result of the Employee’s death or disability as described in Section 5(f)(iii), compensation under Section 3(b) will not be forfeited, and will be payable to the Employee or the Employee’s estate/heirs in accordance with the terms of the Bank’s executive incentive plans. Additionally, Employee will be paid for accrued but unused PTO pursuant to the terms of the Bank’s PTO policy. Except where termination follows a change in control, as defined in the Employee’s Change-in-Control Agreement, and subject to any applicable regulatory requirements and the Employee’s signing and not revoking a release of claims in a form reasonably acceptable to the Bank, and further subject to compliance with Sections 6 to 8 below (Agreement Not to Compete, Solicitation of Employees, and Confidential Information), the Employee shall receive the following amounts, except to the extent previously paid by the Bank to the Employee, as full payment, compromise and settlement of all non-vested compensation, and as additional consideration for the restrictive covenants contained in this Agreement.  The Employee must sign and return the above-referenced release, if at all, so that the release is effective (taking into account any revocation period provided for therein) by no later than the sixtieth (60th) calendar day following the date the Employee’s employment is terminated.  Where the period available to execute (and to not revoke) the release spans more than one calendar year, the first payment shall not be made until the second calendar year as required by the applicable terms of this Agreement and Section 409A of the Code.

(i)                                     In the event the Employee’s employment is terminated by the Bank for Cause, the Bank shall pay the Employee the Employee’s salary through the date of termination for Cause, at the rate in effect at the time of notice of termination, and the Bank shall thereafter have no further obligation to the Employee under this Agreement;

(ii)                                  In the event the Employee’s employment is terminated by the Bank without Cause, other than by reason of death or disability as described in Section 5(f)(iii), the Employee shall be paid the Employee’s salary through the date of termination.  In addition, the Employee shall as severance pay continue to be paid Employee’s monthly base salary through the remainder of the then-existing term; such payments made on the first day of each month and each payment less applicable withholdings.  Subject to the provisions of subsection (vii) of this Section 5(f) and any other requirements of applicable law, the first payment shall be made on the first day of the third month coincident with or next following the Employee’s termination of employment and shall include all monthly payments theretofore due under this Agreement;

(iii)                               In the event the Employee’s employment is terminated by the Bank because of disability (as defined by and determined under the Bank’s Disability Plan), the Bank will pay the Employee the Employee’s salary through the last day of the month in which the Employee is terminated, plus on the 90th day following the Employee’s termination of employment a lump sum amount equal to three (3) months of Employee’s base salary, less applicable withholdings;

(iv)                              In the event of the Employee’s death, the Bank shall pay the Employee’s spouse, beneficiary, or the Employee’s estate, the Employee’s then current salary through the last day of the month in which such death occurs;

(v)                                 In the event the Employee’s employment is terminated by the Employee, and if the Employee provides written notice as required in Section 5(b), the Bank shall, subject to the provisions of subsection (vii) of this Section 5(f), pay the Employee’s current salary through the month of termination and on the 60th day following the Employee’s termination of employment a lump sum amount equal to one additional month’s salary, less applicable withholdings. Failure to give such notice pursuant to Section 5(b) shall result in forfeiture of the Employee’s accrued PTO and the Employee shall be paid only through the last day worked;

(vi)                              In the event the Employee’s employment is terminated because the Employee has chosen not to renew the term of the Agreement following the Bank’s offer to renew the Agreement (on substantially similar terms) pursuant to Section 1, the Bank shall pay the Employee the Employee’s salary during the period of time that the Employee continues to work (but not beyond the end of the term), at the rate then in effect, plus accrued PTO. However, the Bank may request the Employee to terminate employment before the end of the term, in which event the Bank shall pay the Employee the Employee’s salary through the end of the term of the Agreement at the rate then in effect, plus the Employee’s accrued PTO.  In the event the Employee’s employment is terminated because the Bank has chosen not to extend the term of the Agreement pursuant to Section 1 the Bank shall pay the Employee the Employee’s salary through the end of the term of the Agreement, at the rate then in effect, plus accrued PTO; and

(vii)                           Notwithstanding the foregoing payment provisions, if the Bank determines that any payments described above are subject to 409A(a)(2)(B)(i) of the

Code, as defined below (or a successor provision), the payments described above shall be delayed until the earlier of the Employee’s death or the first day of the month coincident with or next following the six-month anniversary of the Employee’s termination of employment and shall include all payments theretofore due under this Agreement. Provided, however, that no payments shall be made and payments already made shall be returned to the Bank if the Employee violates the provisions contained in Sections 6 to 8 of this Agreement.

Compensation following a change in control, as defined in the Employee’s Change-in-Control Agreement, shall be governed solely by the terms of that agreement and the Employee shall not be entitled to any severance payment under this Agreement.

6.                                      Agreement Not to Compete

The Employee agrees that during the Employee’s employment with the Bank and for a period of one (1) year after the voluntary or involuntary termination of employment by the Employee or by the Bank for any reason,  the Employee will not, either directly or indirectly, on the Employee’s own behalf or as a partner, member, officer, employee, consultant, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation, or the ownership does not involve any managerial or operation responsibility), director or trustee of any person, firm, or corporation or otherwise, engage in or assist others to engage in any business competing with the business carried on by the Bank, or solicit business from any customers of the Bank, within the State of South Dakota east of the Missouri River and those other cities, towns, municipalities, or counties where the Bank conducts business within or outside of the state of South Dakota (the “Restricted Area”).  The Employee understands and agrees that the provisions of this Section 6 restrict Employee’s competitive acts within the Restricted Area, even if Employee (i) resides or is located outside the Restricted Area or (ii) is engaged by an entity headquartered outside the Restricted Area. “Bank” as used in this provision shall include all branch operations, loan production offices, and all other locations. If the Employee violates the non-compete provisions of this Section 6 the Employee shall return to the Bank any severance payments received after termination under Section 5(f) or under Section 4(a)(iii) of the Employee’s Change-in-Control Agreement.

7.                                      Solicitation of Employees

The Employee agrees that during the Employee’s employment with the Bank and for one (1) year after the voluntary or involuntary termination of such employment for any reason, the Employee will not induce or attempt to induce any person who is an employee of the Bank to leave the employ of the Bank and engage in any business which competes with the Bank’s business.  If the Employee violates the non-solicitation provisions of this Section 7 the Employee shall return to the Bank any severance payments received after termination under

Section 5(f) or under Section 4(a)(iii) of the Employee’s Change-in-Control Agreement.

8.                                      Confidential Information

The Employee acknowledges that as a result of employment with the Bank, the Employee will have access to and knowledge of confidential, trade secret and proprietary information of the Bank and the Holding Company. In exchange for the consideration set forth herein, and for the consideration set forth in the Change-in-Control Agreement contemporaneously executed, the Employee agrees not to disclose to anyone inside or outside the Bank or use for the Employee’s own benefit or the benefit of others, any of this information without the express written consent of the Bank. The Employee acknowledges an unauthorized disclosure or use of this information would be unfair and would cause the Bank irreparable harm.  The Employee also acknowledges that Employee is subject to the policies of the Company regarding insider trading and blackout periods in effect from time to time. If the Employee violates the confidentiality provisions of this Section 8 the Employee shall return to the Bank any severance payments received after termination under Section 5(f) or under Section 4(a)(iii) of the Employee’s Change-in-Control Agreement.

9.                                      Preemptive Provisions

The following preemptive provisions of this Section 9 shall prevail over and control the terms of this Agreement:

(a)                                 To the extent that regulatory requirements, whether implemented by the Securities and Exchange Commission or banking regulators, or the restrictions imposed by any banking regulator are in conflict with the terms of this Agreement, the provisions of those regulatory requirements and the restrictions imposed by the banking regulator shall prevail and control.

(b)                                 If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1); the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion:  (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)                                  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties will not be affected.

(d)                                 If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights of the contracting parties will not be affected.

(e)                                  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:  (i) by the Director of the OCC (or his designee), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. § 1823(c); or (ii) by the Director of the OCC (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, will not be affected by such action.

(f)                                   Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

10.                               No Assignments

This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee in the Employee’s reasonable discretion, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effective date of any such succession or assignment shall be a breach of this Agreement.

11.                               Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Chief Executive Officer with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith. Notices shall be effective upon receipt.

12.                               Entire Agreement/Waivers

This Agreement and the contemporaneously executed Change-in-Control Agreement, as either may be amended from time to time, represent the entire agreement between the parties and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the Bank and the Employee with respect to the employment of the Employee by the Bank, including without limitation the Employee’s Restated Employment Agreement and Restated Change in Control Agreement, both dated December 31, 2008. No waiver of the terms of this Agreement shall be binding upon either party unless in writing, signed by the party to be charged. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of that party’s rights under this Agreement with respect to other violations.

13.                               Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.                               Section 409A of the Code

Notwithstanding any other provision of this Agreement to the contrary, Employee and the Bank agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A.  Employee and the Bank agree that this Agreement shall be interpreted to the extent possible to be exempt from or satisfy the requirements described above.  Payments made under this Agreement are intended to satisfy the short-term deferral rule and the separation pay exception within the meaning of Section 409A.  Employee’s termination of employment for any reason shall mean a “separation from service” within the meaning of Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Bank have any obligation to indemnify Employee from the effect of any taxes under Code Section 409A.

15.                               Governing Law

The laws of the United States to the extent applicable and otherwise the laws of the State of South Dakota shall govern this Agreement, without regard to conflicts of law provisions.

16.                               Arbitration and Remedies

(a)                                 Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement, or the termination of this Agreement, will be resolved by arbitration in the state of South Dakota in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a mutually agreeable neutral arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment or order in any Court of competent jurisdiction;

(b)                                 All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings shall be treated by the arbitrator and the parties as Confidential Information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain injunctive relief;

(c)                                  Employee acknowledges that compliance with Sections 6, 7, and 8 is necessary to protect the business and goodwill of the Bank, and that a breach of these sections would irreparably and continually damage the Bank for which money damages may not be adequate. Consequently, the Employee agrees that the Bank will be entitled to injunctive and other equitable relief from the courts for breach or threatened breach of these sections and the Employee agrees that it will not be a defense to any request for such relief that the Bank has an adequate remedy at law. For purposes of any such proceeding, the Bank and the Employee submit to the non-exclusive jurisdiction of the courts of the state of South Dakota, and of the United States located in the State of South Dakota, and each agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non-conveniens;

(d)                                 If a court of competent jurisdiction determines that any provision of this Agreement is unreasonable in scope, time, or geography, it is hereby authorized by the Employee and the Bank to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances. The restrictive covenants in Section 6 shall be deemed separate covenants for each and every state, county, municipality, and town, and in the event the covenants for one or more of the geographic territories is determined to be unenforceable, the remaining covenants shall continue to be effective; and

(e)                                  The Bank will also have such other legal remedies as may be appropriate under the circumstances including, but not limited to, recovery of damages occasioned by a breach.

17.                               Survival

Notwithstanding any termination of this Agreement or the Employee’s employment hereunder, the Employee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment, including without limitation the provisions of Sections 6, 7, and 8.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE	BANK

/s/ Brent R. Olthoff	/s/ Michael M. Vekich
Brent R. Olthoff	By: Michael M. Vekich
Its: Chairman of the Board

EXHIBIT A